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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


          ATLAS COPCO AND RENTAL SERVICE CORPORATION COMPLETE MERGER


NEW YORK, NY and SCOTTSDALE, AZ, July 30, 1999 - Atlas Copco North America Inc., a subsidiary of Swedish-based Atlas Copco AB, and Rental Service Corporation (NYSE: RSV) today announced the successful completion on July 29, 1999 of the previously announced merger of Rental Service and Pandion Acquisition Corp., a wholly owned subsidiary of Atlas Copco North America. Upon consummation of the merger, Rental Service became a wholly owned subsidiary of Atlas Copco North America. Each issued and outstanding share of Rental Service common stock has been converted in the merger into the right to receive $29.00 in cash, without interest.

By virtue of the merger, Atlas Copco North America, also the owner of Prime Service, Inc., has consolidated its position in the North American equipment rental business. The acquisition will result in a number of important synergy gains with Atlas Copco's existing operations. Increased purchasing power and better utilization of the rental fleet, combined with certain economies of scale, will result in even better service to customers. While keeping the operational integrity of Prime Service and Rental Service distinct, the two divisions should jointly develop common services such as administration and finance. Importantly, Rental Service should immediately benefit from better access to, and lower cost of, capital.

Atlas Copco is an international group of industrial companies with its head office in Stockholm, Sweden. In 1998, the Group had revenues of USD 4.2 billion, with 97 percent of revenues outside Sweden, and more than 23,000 employees. Atlas Copco companies develop, manufacture and market electric and pneumatic tools, compressed air equipment, construction and mining equipment, assembly systems, motion control products, and offer related service and equipment rental. Well-known North American companies in the Atlas Copco Group are Prime Service, Inc., Milwaukee Electric Tool Company and Chicago Pneumatic Tool Company. Additional information about Atlas Copco is available at the Group's web site, www.atlascopco.com, which provides access to current news about Atlas Copco.

Rental Service Corporation is a leader in the rapidly growing equipment rental industry, serving the needs of a wide variety of industrial, manufacturing and construction markets. Headquartered in Scottsdale, Arizona, Rental Service operates 274 locations throughout the United States and Canada. Additional information about Rental Service is available at its web site at www.rentalservice.com.


Contact Information:
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
Atlas Copco                             Beacon Hill Partners

Lennart Johansson      +46-8-743-8570   Edward McCarthy                   212/843-8500
Annika Berglund        +46-8-743-8070
Mark Cohen               973/439-3410

Rental Service Corporation              Kekst and Company

Robert M. Wilson         480/905-3300   Thomas Davies or David Kronfeld   212/521-4800
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